EXHIBIT NUMBER	DESCRIPTION	Comments
Exhibit 1(a)	Letter Agreement	Attached Separately
Schedule 1	List of Sellers	Attached Separately
Exhibit 1(c)	Form of Warrant	Included in Main Agreement
Exhibit 1(d)(i)(A)	Milestones	Included in Main Agreement
Exhibit 1(v)(i)(B)	Eligible Employees	Not included
Exhibit 1(e)	Certificate of Designation of Preferred Shares	Included in Main Agreement
Exhibit 1(g)	Distribution List (for Series B shares and warrants)	Not included
Exhibit 4(c)(v)	Opinion of Celletra Counsel	Not included
Exhibit 4(d)(iii)	Opinion of Unity Counsel	Not included
Schedule 8(b)	Subsidiaries of Celletra	Not included
Schedule 8(c)(i)	Celletra Related Transactions	Not included
Schedule 8(f)	Celletra Shareholders	Not included
Schedule 8(g)	Celletra Options Outstanding	Not included
Schedule 8(j)	Celletra Undisclosed Liabilities	Not included
Schedule 8(l)	Celletra List of Changes since Balance Sheet Date	Not included
Schedule 8(m)	Celletra Litigation	Not included
Schedule 8(o)	Mortgages and Celletra Property	Not included
Schedule 8(p)	List of Celletra Real Property	Not included
Schedule 8(q)	Celletra Intangible Property	Not included
Schedule 8(s)	Celletra Guarantees	Not included
Schedule 8(v)	Celletra Collective Bargaining Agreements	Not included
Schedule 9(b)	Unity Subsidiaries	Not included
Schedule 9(c)(i)(ii)	Unity Related Party Transactions	Not included
Schedule 9(f)	Unity Capital Structure (including options)	Not included
Schedule 9(j)	Unity Undisclosed Liabilities	Not included
Schedule 9(k)	Unity Outstanding Tax Issues	Not included
Schedule 9(m)	Unity Litigation (not disclosed in SEC documents)	Not included
Schedule 13(j)	Escrow Agreement	Not included